Exhibit 99.1

Contact:	Adam N. Satterfield
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE REPORTS 23.3% GROWTH IN

EARNINGS PER DILUTED SHARE FOR THE FIRST QUARTER OF 2019

Operating Ratio Improves 190 Basis Points to 82.0%

THOMASVILLE, N.C. - (April 25, 2019) - Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced financial results for the three-month period ended March 31, 2019, which include the following:

	Three Months Ended
	March 31,
(In thousands, except per share amounts)	2019	2018	% Change
Total revenue	$990,782	$925,020	7.1%
LTL services revenue	$976,563	$911,054	7.2%
Other services revenue	$14,219	$13,966	1.8%
Operating income	$178,426	$149,340	19.5%
Operating ratio	82.0%	83.9%
Net income	$133,323	$109,333	21.9%
Diluted earnings per share	$1.64	$1.33	23.3%
Diluted weighted average shares outstanding	81,144	82,356	(1.5)%

“Old Dominion began 2019 with strong financial results for the first quarter, which included growth in our pre-tax income that exceeded 20.0% for the eighth straight quarter,” said Greg C. Gantt, President and Chief Executive Officer of Old Dominion.  “Total revenue growth of 7.1% was slightly lower than we originally anticipated, but the quality of our revenue growth and our focus on managing costs drove the 190 basis point improvement in our operating ratio.  The combination of these factors also contributed to the 22.3% increase in our pre-tax income and 23.3% increase in earnings per diluted share.

“LTL revenue increased in the first quarter due to a 9.6% increase in LTL revenue per hundredweight that was partially offset by a 3.0% decline in LTL tonnage for the quarter.  The decrease in LTL tonnage primarily reflects a 4.0% decrease in LTL weight per shipment that was partially offset by a 1.1% increase in LTL shipments.  The decrease in LTL weight per shipment was expected and also contributed to the improvement in our LTL revenue per hundredweight.  We have been encouraged by the continued strength in our yield trends, and we intend to maintain our disciplined approach to pricing to support our long-term strategic plan and improve profitability.

“Our operating ratio improved 190 basis points to 82.0% from 83.9% for the first quarter of 2018.  We gained operating efficiencies during the first quarter and, as a result, were able to improve our direct operating costs as a percent of revenue.  Our overhead costs also improved as a percent of revenue despite the 60 basis point increase in our depreciation costs.  These depreciation costs increased as a percent of revenue due to the deleveraging effect of slower revenue growth as well

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ODFL Reports First-Quarter Financial Results

April 25, 2019

as the significant amount of capital invested in our operations in recent years. We continue to believe that our investments in capacity and technology are necessary to support both our customers’ needs and our long-term growth initiatives, and we remain committed to doing so as part of our long-term strategic plan.”

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $206.2 million for the first quarter of 2019. The Company had $280.6 million in cash and cash equivalents at March 31, 2019.

Capital expenditures were $70.7 million for the first quarter of 2019. The Company expects its capital expenditures for 2019 to total approximately $480 million, including planned expenditures of $220 million for real estate and service center expansion projects; $165 million for tractors and trailers; and $95 million for information technology and other assets.  The Company reduced its planned expenditures for tractors during the first quarter by approximately $10 million to balance its fleet with current shipment trends.

Old Dominion returned $44.4 million of capital to its shareholders in the first quarter of 2019, consisting of $13.8 million of cash dividends and $30.6 million of share repurchases.

Summary

Mr. Gantt concluded, “Old Dominion’s financial results for the first quarter reflect our team’s execution of a plan that has served us well throughout many economic cycles.  We believe that the domestic economy and customer demand trends remain favorable, which should continue to support our ability to win market share by providing shippers with superior service at a fair price.  The consistent delivery of this value proposition, combined with our commitment to regularly invest in our network capacity, provides us with further opportunities to produce long-term profitable growth and increase shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to ir.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through June 6, 2019. A telephonic replay will also be available through May 3, 2019, at (719) 457-0820, Confirmation Number 9602170.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, which could negatively impact our total overall pricing strategy and our ability to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including our ability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as recessions, downturns in the economy, global uncertainty and instability, changes in international trade policies, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets, which may decrease demand for our services or increase our costs; (7) the impact of changes in tax laws, rates, guidance and interpretations, including those related to certain provisions of the Tax Cuts and Jobs Act; (8) increases in driver and maintenance technician compensation or difficulties attracting and retaining qualified drivers and maintenance technicians to meet freight demand; (9) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels and claims in excess of insured coverage levels; (10) cost increases associated with employee benefits, including costs associated with employee healthcare plans; (11) the availability and cost of capital for our significant ongoing cash requirements; (12) the availability and cost of new equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (13) decreases in demand for, and the value of, used equipment; (14) the availability and cost of diesel fuel; (15) the costs and potential liabilities related to

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ODFL Reports First-Quarter Financial Results

April 25, 2019

compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (16) the costs and potential liabilities related to various legal proceedings and claims that have arisen in the ordinary course of our business, some of which include class-action allegations; (17) the costs and potential liabilities related to governmental proceedings, inquiries, notices or investigations; (18) the costs and potential liabilities related to our international business relationships; (19) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the Federal Motor Carrier Safety Administration (the “FMCSA”) and other regulatory agencies; (20) the costs and potential adverse impact of compliance associated with FMCSA’s electronic logging device (“ELD”) regulations and guidance, including the transition of our fleet and safety management systems from our legacy electronic automatic on-board recording devices to a new ELD hardware and software platform; (21) seasonal trends in the less-than-truckload industry, including harsh weather conditions and disasters; (22) our ability to retain our key employees and continue to effectively execute our succession plan; (23) the concentration of our stock ownership with the Congdon family; (24) the costs and potential adverse impact associated with future changes in accounting standards or practices; (25) potential costs and liabilities associated with cyber incidents and other risks with respect to our systems and networks or those of our third-party service providers, including system failure, security breach, disruption by malware or ransomware or other damage; (26) failure to comply with data privacy, security or other laws and regulations; (27) failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely, which could cause us to incur costs or result in a loss of business; (28) the costs and potential adverse impact associated with transitional challenges in upgrading or enhancing our technology systems; (29) damage to our reputation through unfavorable perceptions or publicity, including those related to environmental, social and governance issues, cybersecurity and data privacy concerns; (30) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (31) dilution to existing shareholders caused by any issuance of additional equity; (32) the impact of a quarterly cash dividend or the failure to declare future cash dividends; (33) recent and future volatility in the market value of our common stock; (34) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (35) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the SEC. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL services through a single integrated organization. Our service offerings, which include expedited transportation, are provided through an expansive network of service centers located throughout the continental United States. Through strategic alliances, the Company also provides LTL services throughout North America. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage and supply chain consulting.

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ODFL Reports First-Quarter Financial Results

April 25, 2019

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	First Quarter
(In thousands, except per share amounts)	2019		2018
Revenue	$990,782	100.0%	$925,020	100.0%

Operating expenses:
Salaries, wages & benefits	522,344	52.7%	501,311	54.2%
Operating supplies & expenses (1)	121,357	12.2%	115,936	12.5%
General supplies & expenses	31,560	3.2%	29,976	3.2%
Operating taxes & licenses	29,071	2.9%	26,788	2.9%
Insurance & claims	11,172	1.1%	11,099	1.2%
Communications & utilities	7,839	0.8%	7,046	0.8%
Depreciation & amortization	63,073	6.4%	53,481	5.8%
Purchased transportation	20,687	2.1%	21,740	2.4%
Miscellaneous expenses, net	5,253	0.6%	8,303	0.9%

Total operating expenses	812,356	82.0%	775,680	83.9%

Operating income	178,426	18.0%	149,340	16.1%

Non-operating (income) expense:
Interest expense	122	0.0%	11	0.0%
Interest income	(1,483)	(0.1)%	(456)	(0.0)%
Other (income) expense, net	(600)	(0.1)%	2,299	0.2%

Income before income taxes	180,387	18.2%	147,486	15.9%

Provision for income taxes	47,064	4.7%	38,153	4.1%

Net income	$133,323	13.5%	$109,333	11.8%

Earnings per share:
Basic	$1.65		$1.33
Diluted	1.64		1.33

Weighted average outstanding shares:
Basic	81,033		82,253
Diluted	81,144		82,356

(1)	Operating supplies and expenses includes building and office equipment rents that were separately disclosed on our Statements of Operations in prior periods.

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ODFL Reports First-Quarter Financial Results

April 25, 2019

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	First Quarter
	2019	2018	% Change
Work days	63	64	(1.6)%
Operating ratio	82.0%	83.9%
LTL intercity miles (1) (2)	159,654	159,155	0.3%
LTL tons (1)	2,206	2,274	(3.0)%
LTL tonnage per day	35,016	35,531	(1.4)%
LTL shipments (1)	2,818	2,788	1.1%
LTL shipments per day	44,730	43,563	2.7%
LTL revenue per intercity mile (2)	$6.11	$5.76	6.1%
LTL revenue per hundredweight	$22.10	$20.16	9.6%
LTL revenue per hundredweight, excluding fuel surcharges	$19.26	$17.57	9.6%
LTL revenue per shipment	$346.02	$328.78	5.2%
LTL revenue per shipment, excluding fuel surcharges	$301.56	$286.66	5.2%
LTL weight per shipment (lbs.)	1,566	1,631	(4.0)%
Average length of haul (miles)	918	914	0.4%
Average full-time employees	21,044	19,588	7.4%

(1) -	In thousands
(2) -	Prior year intercity mile statistics have been adjusted to exclude miles related to non-LTL shipments.
Note:

Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	March 31,	December 31,
(In thousands)	2019	2018
Cash and cash equivalents	$280,627	$190,282
Other current assets (1)	503,251	515,947
Total current assets	783,878	706,229
Net property and equipment	2,761,857	2,754,943
Other assets	158,307	84,111
Total assets	$3,704,042	$3,545,283

Current liabilities (1)	358,155	356,732
Long-term debt	45,000	45,000
Other non-current liabilities (1)	530,516	463,068
Total liabilities	933,671	864,800
Equity	2,770,371	2,680,483
Total liabilities & equity	$3,704,042	$3,545,283

(1)

On January 1, 2019, the Company adopted Accounting Standards Update 2016-02, “Leases” (Topic 842), which resulted in the recognition of right-of-use assets of approximately $68 million with corresponding lease liabilities on our Condensed Balance Sheet as of March 31, 2019.

Note: The financial and operating statistics in this press release are unaudited.

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